Exhibit 4.9

THE RUBICON PROJECT, INC.

2014 INDUCEMENT GRANT EQUITY INCENTIVE PLAN

RESTRICTED STOCK GRANT NOTICE

FOR EMPLOYEES

Notice is hereby given of the grant to the employee (the “Participant”) named below of a Restricted Stock Award. By receipt and acknowledgment of the Restricted Stock Award, and also by acceptance through performance of the vesting requirements, Participant agrees to the terms and conditions set forth in this Notice and the Company’s 2014 Inducement Grant Equity Incentive Plan (the “Plan”), which is hereby incorporated by reference, and confirms that receipt of the Restricted Stock Award is voluntary. This Restricted Stock Award is governed by this Notice and the Plan, and in the event of a conflict between the terms of this Notice and the Plan, the terms of the Plan shall control. Capitalized terms used but not defined in this Notice shall have the meanings given to them in the Plan.

The Company hereby grants to Participant a Restricted Stock Award under the Plan (the “Restricted Stock”). Each share of Restricted Stock represents the right to receive one share (a “Share”) of the Company’s Common Stock, par value $0.00001 (“Common Stock”), subject to vesting as set forth below and to the terms and conditions of the Plan and this Notice, as follows:

Participant Name:

Issuance Date:

Vesting Commencement Date:

Number of Shares of Restricted Stock:

Vesting Schedule:

For purposes of this Notice, “Vesting Date” means each May 15 and November 15, and a complete calendar month will begin on the first day of each calendar month and end on the last day of that calendar month. Subject to the Notice and any Separate Agreement (as defined below), and subject to any acceleration provisions in the Plan:

(i) on the first Vesting Date that is on or immediately following the first anniversary of the Vesting Commencement Date (the “First Vesting Date”), there shall vest a number of Shares of Restricted Stock equal to the sum of (A) 25% of the total number of Shares of Restricted Stock and (B) a number of Shares of Restricted Stock equal to the product of 2.0833% of the total number of Shares of Restricted Stock and the number of complete calendar months, if any, elapsed during the period beginning on the first anniversary of the Vesting Commencement Date and ending on the First Vesting Date;

(ii) on each of the six Vesting Dates next succeeding the First Vesting Date, there shall vest an additional number of Shares of Restricted Stock equal to 12.5% of the total number of Shares of Restricted Stock, except that the number of Shares of Restricted Stock vesting on the last of such six succeeding Vesting Dates will be less than 12.5% of the total number of Shares of Restricted Stock if and to the extent that the number of Shares of Restricted Stock vesting on the First Vesting Date exceeded 25% of the total number of Shares of Restricted Stock;

(iii) except as provided in Section 7 below in connection with a termination of Continuous Service without Cause or due to death or Disability, no Shares of Restricted Stock will vest before the First Vesting Date, and vesting of Shares of Restricted Stock will occur only on Vesting Dates, without any ratable vesting for periods of time between Vesting Dates; and

(iv) in the event that the application of one of the vesting percentages set forth above results in the vesting of a fractional Share, the number of Shares that shall become vested on such Vesting Date shall be rounded to the nearest whole Share.

Subject to Section 7 below, if Participant ceases to remain in Continuous Service for any or no reason before Participant vests in any of the Shares of Restricted Stock , all unvested Restricted Stock and Participant’s right to acquire any Shares of Common Stock hereunder will immediately terminate and be forfeited. However, notwithstanding anything herein to the contrary, the vesting of the Restricted Stock shall be subject to any vesting acceleration provisions applicable to the Restricted Stock contained in the Plan and/or any employment or service agreement, offer letter, severance agreement, or any other agreement between Participant and the Company or any Affiliate or Subsidiary (such agreement, a “Separate Agreement”). Furthermore, under all circumstances, the vesting of Restricted Stock shall be subject to the satisfaction of Participant’s obligations as set forth in Section 13(b).

Participant acknowledges receipt of a copy of the Plan and represents that Participant has reviewed the Plan and this Notice in their entirety, has had an opportunity to obtain the advice of Participant’s separate independent counsel prior to receipt and acknowledgment of this award, and fully understands this Notice and the Plan. Participant further acknowledges that this Notice and the Plan (including any exhibits to each document) and any Separate Agreement (if applicable) set forth the entire understanding between Participant and the Company regarding the Restricted Stock and the Shares issuable upon vesting of the Restricted Stock and supersede all prior oral and written agreements with respect thereto, including, but not limited to, any other agreement or understanding between Participant and the Company relating to Participant’s Continuous Service and any termination thereof, compensation, or rights, claims or interests in or to the Restricted Stock or the Shares.

RESTRICTED STOCK TERMS

1. Grant of Restricted Stock. The Company hereby grants to the Participant named in the Notice of Grant a Restricted Stock Award under the Plan, subject to all of the terms and conditions in this Notice, the Plan, and any Separate Agreement (if applicable), all of which is incorporated herein by reference. As of the Issuance Date set forth in a Notice of Grant, the Company issues to you the number of shares of Common Stock as set forth in that Notice of Grant subject to the vesting requirements set forth in that Notice of Grant (each, a “Share” and collectively, the “Shares”). All shares of Restricted Stock issued hereunder shall be held in escrow by an authorized officer of the Company in accordance with the terms of the Joint Escrow Instructions attached hereto as Exhibit A. Participant will have no right to the release of any Shares from the escrow created by the Joint Escrow Instructions (the “Escrow”) unless and until the Shares have vested in the manner set forth in Section 4 and the restrictions in Section 15 shall have lapsed.

2. Company’s Obligation to Pay. Each share of Restricted Stock represents the right to receive an unrestricted Share of Common Stock on the date it vests. Participant will have no right to the lapse of restrictions on any Restricted Stock unless and until the Restricted Stock has vested in the manner set forth in Section 4.

3. Participant Representations.

(a) Participant acknowledges that (i) Participant was and is free to use professional advisors of Participant’s choice in connection with this Notice and any grant of Restricted Stock, that Participant understands this Notice and the meaning and consequences of receiving grants of Restricted Stock and Shares released from the Escrow upon vesting of Restricted Stock; and (ii) Participant has not received and is not relying, and will not rely, upon any advice, representations or assurances made by or on behalf of the Company or any of its Affiliates or any employee of or counsel to the Company or any of its Affiliates regarding any tax or other effects or implications of the Restricted Stock or Shares or other matters contemplated by this award of Restricted Stock.

(b) Participant is aware of the Company’s business affairs and financial condition and understands that an investment in the Shares involves a high degree of risk. Participant is aware of the restrictions on transferability of the Restricted Stock, including that Participant may not be able to sell or dispose of them or use them as collateral for loans.

(c) If at the time of issuance of any Restricted Stock, there is not in effect under the Securities Act of 1933, as amended (the “Securities Act”) a registration statement covering the Shares to be issued, and available for delivery a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act, Participant shall, if required by the Company, as a condition to issuance of the Shares, (i) deliver to the Company Participant’s Investment Representation Statement in the form attached hereto as Exhibit B; and/or (ii) make appropriate representations in a form satisfactory to the Company that such Shares will not be sold other than (A) pursuant to an effective registration statement under the Securities Act, or an applicable exemption from the registration requirements of such Act; (B) in compliance with all applicable state securities laws and regulations; and (C) in compliance with all terms and conditions of the Plan, this Notice, and any other written agreement between Participant and the Company or any of its Affiliates.

4. Vesting Schedule. Except as provided in Section 6, and subject to Section 7, the Restricted Stock will vest in accordance with the vesting schedule set forth above in this Notice.

5. Lock-Up. In connection with any underwritten public offering by the Company of its equity securities pursuant to a registration statement filed under the Securities Act, upon the request of the Company or the underwriters managing such offering, during the Lock-up Period (as defined below) Participant shall not, without the prior written consent of the Company or its underwriters, directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Shares or other securities into which the Shares may be converted or that are issued in respect of the Shares (other than those included in the registration). For this purpose, the “Lock-up Period” means such period of time after the effective date of the registration as is requested by the Company or the underwriters; provided that such period shall not exceed 180 days (or such additional period as may reasonably be requested by the Company or such underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports or (ii) analyst recommendations and opinions, including (without limitation) the restrictions set forth in Rule 2711(f)(4) of the National Association of Securities Dealers and Rule 472(f)(4) of the New York Stock Exchange, as amended, or any similar successor rules). The Company’s underwriters shall be beneficiaries of the provision set forth in this Section 5, and Participant shall execute and deliver such agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In addition, if requested by the Company or the underwriters of Common Stock (or other securities) of the Company, Participant shall provide, within ten (10) days of such request, such information as may be required or reasonably requested by the Company or the underwriters in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 5 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the Shares (or other securities) subject to the foregoing restriction until the end of said one hundred and eighty (180) day (or other) period. Participant agrees, and will cause any transferee to agree, that any transferee of some or all of the Shares shall be bound by this Section 5.

6. Release from Escrow after Vesting. Subject to Section 9, any restrictions that lapse with respect to shares of Restricted Stock upon vesting will lapse with respect to whole Shares.

It is the intent of this Agreement that the issuance of Restricted Shares be exempt from the requirements of Section 409A pursuant to the regulations promulgated so that none of the Shares granted under the award of Restricted Stock will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

7. Forfeiture Upon Termination of Continuous Service. Except as otherwise provided in the vesting schedule set forth above in this Notice or in a Separate Agreement, but notwithstanding any contrary provision of this Notice, if Participant ceases to remain in Continuous Service at any time for any reason other than due to a termination of Continuous Service by the Company without Cause or due to Participant’s death or Disability, in either case on or after the first vesting date for the Restricted Stock, the then-unvested Restricted Stock will thereupon terminate, be forfeited and automatically reacquired by the Company at no cost to the Company and Participant will have no further rights with respect to such forfeited Shares. Upon a termination of Continuous Service by the Company without Cause or due to

Participant’s death or Disability, in either case on or after the first vesting date for Restricted Stock, a number of additional Shares of Restricted Stock shall become vested as of the date of such termination of Continuous Service equal to the product obtained by multiplying the number of Shares of Restricted Stock scheduled to vest on the scheduled vesting date next succeeding the date of termination of Continuous Service and a fraction, the numerator of which is the number of full months from the vesting date immediately preceding the date of termination of Continuous Service to the date of termination of Continuous Service, and the denominator of which is the number of full months from the vesting date immediately preceding the date of termination of Continuous Service to the scheduled vesting date next following the date of termination of Continuous Service. For these purposes, a full month means the period from the date of one calendar month to the same date the next calendar month (e.g. from May 15 to June 15), or the last day of the next calendar month if the date is the 29th, 30th, or 31st and the next calendar month does not have at least 29, 30 or 31 days, as the case may be. Any Restricted Stock remaining unvested after such pro rata acceleration of vesting shall terminate, be forfeited and reacquired by the Company at no cost to the Company and Participant will have no further rights with respect to such forfeited Shares.

8. Death of Participant. Any distribution or delivery of Shares to be made to Participant pursuant to this Notice (including the Joint Escrow Instructions) will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with written notice of his or her status as transferee and evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

9. Tax Consequences, Withholding, and Liability.

(a) Participant understands that Participant may suffer adverse tax consequences as a result of the grant or vesting of the Restricted Stock and issuance and/or disposition of the Shares. Participant understands that the actual tax consequences associated with the Restricted Stock and Shares are complicated and depend, in part, on Participant’s specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. THEREFORE, PARTICIPANT SHOULD SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE FEDERAL TAX LAW AND THE TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY TO WHICH PARTICIPANT IS SUBJECT. By receiving and acknowledging this grant of Restricted Stock, Participant acknowledges and agrees that Participant has either consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the Restricted Stock and Shares in light of Participant’s specific situation or has had the opportunity to consult with such a tax advisor and has chosen not to do so. Neither the Company nor any of its employees, counsel, or agents has provided to Participant, and Participant has not relied upon from the Company or any of its employees, counsel, or agents, any written or oral advice or representation regarding the U.S. federal, state, local and foreign tax consequences of the receipt, ownership and vesting of the Restricted Stock, the release of Shares from the Escrow in connection with vesting of the Restricted Stock, the other transactions contemplated by this Notice, or the value of the Company or the Restricted Stock at any time. With respect to such matters, Participant relies solely on Participant’s own advisors.

(b) Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of the receipt, ownership and vesting of the Restricted Stock, the issuance of Shares pursuant to the award of Restricted Stock, or the other transactions contemplated by this Notice. Pursuant to such procedures as the Plan administrator may specify from time to time, the Company shall satisfy its obligations to pay withholding taxes or other tax deposits in connection with the receipt, ownership and/or vesting of the Restricted Stock, the issuance of Shares pursuant to the award of Restricted Stock, or the other transactions contemplated by this Notice in the minimum amount required to satisfy such obligations in accordance with applicable law or regulation (the “Tax Obligations”). If amounts paid by the Company in respect of Tax Obligations are less than Participant’s tax obligations, Participant is solely responsible for any additional taxes due. If amounts paid by the Company in respect of Tax Obligations exceed Participant’s tax obligations, Participant’s sole recourse will be against the relevant taxing authorities, and the Company and its Affiliates will have no obligation to issue additional Shares or pay cash to Participant in respect thereof. Participant is responsible for determining Participant’s actual income tax liabilities and making appropriate payments to the relevant taxing authorities to fulfill Participant’s tax obligations and avoid interest and penalties.

(c) Payment by the Company of the Tax Obligations will result in a commensurate obligation of Participant to pay, or cause to be paid, to the Company or its Affiliate the amount of Tax Obligations so paid, and the Company shall not be required to release any of the affected Shares from the Escrow and the Company shall not be obligated to deliver any pecuniary interest in the Shares unless and until Participant has satisfied this obligation. The Plan administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy the Tax Obligations, in whole or in part (without limitation) by any of the following means or any combination of two or more of the following means: (i) paying cash, (ii) having the Company withhold and retain Shares otherwise deliverable to Participant having a Fair Market Value equal to the amount of such Tax Obligations, (iii) having the Company withhold the amount of such Tax Obligations from Participant’s paycheck(s), (iv) delivering to the Company already vested and owned Shares having a Fair Market Value equal to such Tax Obligations, or (v) selling such number of such Shares otherwise deliverable to Participant having an aggregate Fair Market Value equal to the amount of the Tax Obligations through such means as the Company may determine in its sole discretion (whether through a broker or otherwise). To the extent determined appropriate by the Company in its discretion, it shall have the right (but not the obligation) to cause Participant to satisfy any or all Tax Obligations by withholding and retaining Shares otherwise deliverable to Participant having an aggregate Fair Market Value equal to the amount of such Tax Obligations. If, at the time Shares are to be issued, those Shares are not freely tradeable on a national securities exchange or market system (and for this purpose, a blackout pursuant to the Company’s insider trading policy will not be considered to render the Shares not freely tradeable), Participant may in Participant’s sole discretion satisfy the Tax Obligations by electing to have the Company withhold and retain such number of Shares otherwise deliverable to Participant, and/or by surrendering such number of Shares already delivered to Participant, having an aggregate Fair Market Value equal to the amount of such Tax Obligations. In order to satisfy the Tax Obligations, the Company will not withhold the amount of such Tax Obligations from Participant’s paycheck(s) and/or any other amounts payable to Participant unless the net proceeds from any automatic sale of certain shares of the Restricted Stock as set forth in Section (9)(d) below are not sufficient to satisfy such Tax Obligations in their entirety.

(d) In the event that (i) Participant is not subject to the requirements of Section 16 of the Securities Exchange Act of 1934 on a date that the risk of forfeiture to the Company as described in this Notice lapses with respect to some or all of the Restricted Stock (“Lapse Date”) and (ii) Participant incurs a tax liability on such Lapse Date as a result of such lapse, then the Applicable Percentage (as defined below) of the Shares issuable pursuant to the award of Restricted Stock with respect to which the risk of forfeiture shall have lapsed on the Lapse Date, shall be sold within an administratively reasonable period of time on or after the Lapse Date by a broker selected or approved by the Company at such fees and pursuant to such rules and process as the Company may reasonably approve. Participant will bear the brokerage fees and other costs associated with sales and related transmission of funds. The net proceeds from such sale shall be remitted to the relevant tax authorities as determined by the Company for Participant’s benefit in the amounts directed by the Company, or paid to the Company in reimbursement of any Tax Obligations paid by the Company, and any remaining net proceeds shall be delivered to Participant or a brokerage account maintained for Participant. For these purposes the “Applicable Percentage” means forty-five percent (45%), provided that the Company may in its discretion from time to time adjust the Applicable Percentage to an amount reasonably expected to be required to satisfy any or all Tax Obligations and selling expenses. Participant shall have no right to affect or influence any adjustments that the Company may elect to make to the Applicable Percentage for this purpose.

(e) Under Section 83(a) of the Code, Participant will generally be taxed on the shares of Restricted Stock subject to this award on the date(s) such shares of Restricted Stock vest and the forfeiture restrictions lapse, based on their Fair Market Value on such date, at ordinary income rates subject to payroll and withholding tax and tax reporting, as applicable. Under Section 83(b) of the Code, Participant may elect to be taxed on the shares of Restricted Stock on the Issuance Date, based upon their Fair Market Value on such date, at ordinary income rates subject to payroll and withholding tax and tax reporting, as applicable. If Participant elects to accelerate the date on which Participant is taxed on the shares of Restricted Stock under Section 83(b), an election (an “83(b) Election”) to such effect must be filed with the Internal Revenue Service within 30 days from the Issuance Date and applicable withholding taxes must be paid to the Company at that time. The foregoing is only a summary of the federal income tax laws that apply to the shares of Restricted Stock under this Agreement and does not purport to be complete. If Participant determines to make an 83(b) Election, it is Participant’s responsibility to file such an election with the Internal Revenue Service within the 30-day period after the Issuance Date, to deliver to the Company a signed copy of the 83(b) Election, to file an additional copy of such election form with Participant’s federal income tax return for the calendar year in which the Issuance Date occurs, and to pay applicable withholding taxes to the Company at the time that the 83(b) Election is filed with the Internal Revenue Service.

10. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares granted hereunder unless and until such Shares have been issued and recorded on the records of the Company or its transfer agents or registrars. No adjustment shall be made for any dividends (ordinary or extraordinary, whether cash, securities, or other property) or distributions or other rights for which the record date is prior to the date Shares are issued, except as provided in Section 12. After such issuance and recordation, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares. Any dividends or distributions payable with respect to unvested Restricted Stock will be subject to the same vesting requirements and restrictions as the Shares of Common Stock underlying the Restricted Stock with respect to which they are paid and shall be held in escrow by an authorized officer of the Company in accordance with the terms of the Joint Escrow Instructions attached hereto as Exhibit A.

11. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK PURSUANT TO THE VESTING SCHEDULE APPLICABLE THERETO IS EARNED ONLY BY CONTINUOUS SERVICE AT THE WILL OF THE COMPANY (OR THE AFFILIATE OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED A RESTRICTED STOCK AWARD OR ACQUIRING UNRESTRICTED SHARES UPON VESTING OF RESTRICTED STOCK. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS NOTICE, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE APPLICABLE TO RESTRICTED STOCK DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT TO PROVIDE SERVICE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE AFFILIATE

OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S CONTINUOUS SERVICE AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT NOTICE, AND WITH OR WITHOUT CAUSE.

12. Capital Structure Adjustments. Except as otherwise provided herein, appropriate and proportionate adjustments shall be made in the number and class of Shares (or any other securities or other property as to which the Shares may be exchanged for, converted into, or otherwise transferred) subject to the award of Restricted Stock in the event of a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, separation, or like change in the capital structure of the Company that directly affects the class of shares to which such Shares belong.

13. Additional Conditions to Issuance of Stock.

(a) Legal and Regulatory Compliance. The issuance of Shares shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. If the Company determines that the issuance of any Shares will violate federal securities laws or other applicable laws or regulations or the requirements of any exchange or market system upon which the Shares are listed, the Company may defer issuance until the earliest date at which the Company reasonably anticipates that the issuance of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority, but the inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Shares shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained. As a condition to the issuance of Shares, the Company may require Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

(b) Obligations to the Company. As a condition to issuance of any shares of Restricted Stock, Participant must enter into the Company’s Intellectual Property Assignment and Confidential Information Agreement, or a similar or successor agreement for the protection of the Company’s intellectual property and confidential information, in form specified by the Company (the “Proprietary Interests Agreement”), if Participant has not already done so, and Participant’s acceptance of Restricted Stock and any Shares will constitute Participant’s agreement to the Proprietary Interests Agreement. If Participant breaches in any material respect the Proprietary Interests Agreement or any other contract between Participant and the Company, or Participant’s common law duty of confidentiality or trade secret protection, or any Company policy prohibiting misappropriation of property or any illegal or fraudulent acts, the Company may suspend any vesting of any Restricted Stock pending Participant’s cure of such breach, and if such breach cannot be cured or is not cured to the Company’s reasonable satisfaction within such time not less than twenty (20) days as the Company may specify, the Company may require Participant to forfeit any unvested Restricted Stock and will have no obligation to provide any consideration to Participant in respect thereof.

14. Handling of Shares; Restrictive Legends and Stop-Transfer Orders.

(a) Certificates or Book Entries. The Company may in its discretion issue physical certificates representing Shares, or cause the Shares to be recorded in book entry or other electronic form and reflected in records maintained by or for the Company. The Secretary of the Company, or such other escrow holder as the Secretary may appoint, shall retain physical custody of any certificate representing Shares that are subject to restrictions on transfer under Section 15 of this Agreement.

(b) Legends. Each certificate or data base entry representing any Shares may be endorsed with legends substantially as set forth below, as well as such other legends as the Company may deem appropriate to implement the provisions of this Notice or comply with applicable laws and regulations:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR A PERIOD OF TIME FOLLOWING THE EFFECTIVE DATE OF ANY UNDERWRITTEN PUBLIC OFFERING OF THE COMPANY’S SECURITIES SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF BY THE HOLDER PRIOR TO THE EXPIRATION OF SUCH PERIOD WITHOUT THE CONSENT OF THE COMPANY OR THE MANAGING UNDERWRITER.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING REQUIREMENTS AND RESTRICTIONS ON TRANSFER SET FORTH IN A RESTRICTED STOCK AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH REQUIREMENTS AND RESTRICTIONS IN FAVOR OF THE ISSUER OR ITS ASSIGNEE(S) ARE BINDING ON THE TRANSFEREES OF THESE SHARES.

(c) Stop-Transfer Notices. In order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(d) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Notice or any other agreement to which the Shares are subject or any laws governing the Shares or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

15. Restrictions on Transfer. Except as otherwise expressly provided in this Notice, the Restricted Stock and the rights and privileges conferred by this Notice will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Restricted Stock or any right or privilege conferred by this Notice, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any vested Shares, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other holders, and

(c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

16. Additional Agreements.

(a) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock or Shares by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to administration of this Notice, the Restricted Stock and the Shares through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(b) Personal Information. To facilitate the administration of the Plan and any successor plan and the terms of this Notice, it may be necessary for the Company (or its payroll administrators) to collect, hold and process certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Company Common Stock owned, relationship to the Company, details of all awards issued under the Plan or any predecessor or successor plan or any other entitlement to shares of Company Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”) and to transfer this Data to certain third parties such as transfer agents, stock plan administrators, and brokers with whom Participant or the Company may elect to deposit any Shares. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s Data for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan and any predecessor and successor plan. Participant understands that Data will be transferred to the Company’s transfer agent, broker, administrative agents or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and any predecessor and successor plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, the Company’s broker, administrative agents, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan or any predecessor or successor plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan or any predecessor or successor plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan or any predecessor or successor plan. The Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Company will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Restricted Stock or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan or any successor plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

(c) Proprietary Information. Participant agrees that all financial and other information relating to the Company furnished to Participant constitutes “Proprietary Information” that is the property of the Company. Participant shall hold in confidence and not disclose or, except within the scope of Participant’s Continuous Service, use any Proprietary Information. Participant shall not be obligated under this paragraph with respect to information Participant can document is or becomes readily publicly available without restriction through no fault of Participant. Upon termination of Participant’s Continuous Service, Participant shall promptly return to Company all items containing or embodying Proprietary Information (including all copies). This paragraph supplements, but does not limit, any other agreement between Participant and the Company, or any applicable law, related to protection, ownership, or use of the Company’s information or property.

(d) Consideration. Except as may otherwise be set forth in the applicable Notice of Grant, Restricted Stock and Shares are issued in consideration of services provided by Participant and/or other benefit to the corporation within the meaning of Section 152 of the General Corporation Law of the State of Delaware; Participant is not required to make any cash payment to the Company in respect of issuance of Restricted Stock or Shares.

17. General.

(a) No Waiver; Remedies. Either party’s failure to enforce any provision of this Notice shall not in any way be construed as a waiver of any such provision, or prevent that party from thereafter enforcing such provision and each and every other provision of this Notice. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

(b) Successors and Assigns. The terms of this Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, the terms of this Notice shall be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Notice may only be assigned with the prior written consent of the Company.

(c) Notices. Any notice hereunder shall be in writing (which shall include electronic transmission) and shall be deemed received (i) the business day following electronic verification of receipt if sent electronically, (ii) upon personal delivery to the party to whom the notice is directed, (iii) the business day following deposit with a reputable overnight courier, or (iv) five days after deposit in the U.S. mail, First Class with postage prepaid. Notice shall be addressed to the Company at its principal executive office and to Participant at the address that he or she most recently provided to the Company. Participant agrees that it is Participant’s responsibility to notify the Company of any changes to his or her mailing address so that Participant may receive any shareholder information to be delivered by regular mail.

(d) Interpretation. Headings herein are for convenience of reference only, do not constitute a part of this Notice, and will not affect the meaning or interpretation of this Notice. References herein to Sections are references to the referenced Section hereof, unless otherwise specified. The Board or its Committee will have the power to interpret the Plan and this Notice and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock has vested). All actions taken and all interpretations and determinations made by the

Board or its Committee in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Board or its Committee nor any person acting on behalf of the Board or its Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Notice.

(e) Modifications to the Notice. This Notice constitutes the entire understanding of the parties on the subjects covered. Modifications to this Notice can be made only in an express written contract executed by a duly authorized officer of the Company and shall not require the consent of the Participant unless such modification would materially adversely affect the rights of the Participant hereunder. Notwithstanding anything to the contrary in the Plan or this Notice, the Company reserves the right to revise this Notice as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this award of Restricted Stock.

(f) Governing Law; Severability. This Notice is governed by the internal substantive laws, but not the choice of law rules, of Delaware. If any provision of this Notice becomes or is declared by a court or arbitrator having jurisdiction over a dispute hereunder to be illegal, unenforceable or void, such provision shall be amended to the extent necessary to conform to applicable law so as to be valid and enforceable and to achieve, to the extent possible, the economic, business and other purposes of such illegal, unenforceable, or void provision or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall deleted from this Notice and the remainder of this Notice shall continue in full force and effect.

(g) Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Notice (including the exhibits referenced herein), along with any Separate Agreement (to the extent applicable) constitute the entire understanding between the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant. Participant has read and understands the terms and provisions of the Plan and this Notice, and agrees to all the terms and conditions of the Restricted Stock in accordance with the Plan and this Notice.

EXHIBIT A

EXPLANATORY COVER SHEET

JOINT ESCROW INSTRUCTIONS

These Joint Escrow Instructions are intended for use with The Rubicon Project, Inc. 2014 Inducement Grant Equity Incentive Plan Restricted Stock Agreement (the “Restricted Stock Agreement”).

These Joint Escrow Instructions are used for issuances of shares of the Corporation’s Common Stock subject to vesting (“Restricted Stock”) pursuant to the Restricted Stock Agreement. The Restricted Stock is subject to forfeiture to the Corporation unless and until the Restricted Stock shall have vested in the manner set forth in the Restricted Stock Agreement and the restrictions set forth in the Restricted Stock Agreement shall have lapsed. The Restricted Stock is also subject to various restrictions on transfer as set forth in the Restricted stock Agreement until the time that the Common Stock is publicly traded and any lock-up period has expired or a Change in Control of the Corporation occurs. The Escrow Agent, generally the Secretary, Assistant Secretary or General Counsel of the Corporation, holds any stock certificate or other documentation representing the shares underlying the grant of Restricted Stock in escrow in a secure location. If the Corporation is holding the certificate or other documentation, please use the following procedures:

Get an originally signed copy of the Restricted Stock Agreement and the Joint Escrow Instructions.

Place these original documents, together with any original stock certificate or other original documentation representing the escrowed shares and a copy of the check used for payment (if applicable) in a secure (preferably locked) location. These documents should be delivered personally to the Escrow Agent. The documents should be in an envelope (one for each grantee) clearly labeled with the grantee’s name and the grant number on the outside.

Place a note in any other files or records referring to the Restricted Stock Agreement that the original stock certificate or other documentation has been transferred to the secure location on a specific date. Put a copy of the stock certificate or other documentation, the Restricted Stock Agreement and the Joint Escrow Instructions in a separate file used for day to day administration of the 2014 Inducement Grant Equity Incentive Plan.

Calendar the expiration of the vesting on the administrative calendar so that the shares can be released from escrow in a timely manner. Confirm that the restrictions on transfer have lapsed before releasing any shares from escrow, even vested shares.

JOINT ESCROW INSTRUCTIONS

[Title of Escrow Agent]

THE RUBICON PROJECT, INC.

12181 BLUFF CREEK DRIVE, 4TH FLOOR

LOS ANGELES, CALIFORNIA 90094

Dear Sir:

As Escrow Agent for both The Rubicon Project, Inc., a Delaware corporation (“Corporation”), and the undersigned grantee of stock of the Corporation (“Grantee”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain The Rubicon Project, Inc. 2014 Inducement Grant Equity Incentive Plan Restricted Stock Agreement (“Agreement”), dated             , 20    , to which a copy of these Joint Escrow Instructions is attached as Exhibit A, in accordance with the following instructions:

These Joint Escrow Instructions are used for issuances of shares of the Corporation’s Common Stock subject to vesting (“Restricted Stock”) pursuant to the Agreement. The Restricted Stock is subject to forfeiture to the Corporation unless and until the Restricted Stock shall have vested in the manner set forth in the Agreement and the restrictions set forth in the Agreement shall have lapsed. At such time, the shares underlying the Restricted Stock shall be released from escrow to the Grantee.

Any dividends or distributions payable with respect to unvested Restricted Stock will be subject to the same restrictions as the shares of Common Stock underlying the Restricted Stock with respect to which they are paid and will be deposited in the Escrow and held by the Escrow Agent, and will be released from the Escrow at the same time as the underlying shares of Restricted Stock.

In the event the Restricted Stock shall fail to vest as set forth in the Agreement, the Corporation or its assignee will give to Grantee and you a written notice specifying the number of shares of stock to be forfeited to the Corporation, the purchase price (if any), and the time for a closing hereunder at the principal office of the Corporation. Grantee and the Corporation hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

At the closing you are directed (a) to date any stock assignments necessary for the transfer in question, (b) to fill in the number of shares being transferred, and (c) to deliver same, together with any certificate or other documentation evidencing the shares of stock to be transferred, to the Corporation against the simultaneous delivery to you of the purchase price (if any) of the number of shares of stock being forfeited to the Corporation.

Grantee irrevocably authorizes the Corporation to deposit with you any certificates or other documentation evidencing shares of stock to be held by you hereunder and any additions and substitutions to said shares as specified in the Agreement. Grantee does hereby irrevocably constitute and appoint you as Grantee’s attorney-in-fact and agent for the term of this escrow to execute with respect to such securities and other property all documents of assignment and/or transfer and all stock certificates or other documentation necessary or appropriate to make all securities negotiable and complete any transaction herein contemplated.

This escrow shall terminate upon vesting of the Restricted Stock but only if the restrictions placed on the Restricted Stock and described in Section 15 of the Agreement relating to restrictions on transfer shall have lapsed. At such time, the shares underlying the Restricted Stock shall be released to the Grantee but only upon Grantee’s satisfaction of any and all Tax Obligations (as defined in the Agreement).

If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to Grantee, you shall deliver all of same to Grantee and shall be discharged of all further obligations hereunder; provided, however, that if at the time of termination of this escrow you are advised by the Corporation that the property subject to this escrow is the subject of a pledge or other security agreement, you shall deliver all such property to the pledgeholder or other person designated by the Corporation.

Except as otherwise provided in these Joint Escrow Instructions, your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties or their assignees. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Grantee while acting in good faith and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

You shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

You shall not be liable for the outlawing of any rights under any statute of limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be [fill in title] of the Corporation or if you shall resign by written notice to each party. In the event of any such termination, the Corporation may appoint any officer or assistant officer of the Corporation as successor Escrow Agent and Grantee hereby confirms the appointment of such successor or successors as Grantee’s attorney-in-fact and agent to the full extent of your appointment.

If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall cooperate in furnishing such instruments.

It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities, you are authorized and directed to retain in your possession without liability to any person all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, delivery by express courier or five days after deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties hereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days’ advance written notice to each of the other parties hereto:

CORPORATION:	THE RUBICON PROJECT, INC.

GRANTEE:

ESCROW AGENT:	[ESCROW AGENT NAME]

By signing these Joint Escrow Instructions you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.

You shall be entitled to employ such legal counsel and other experts (including without limitation the firm of Gibson, Dunn & Crutcher LLP) as you may deem necessary properly to advise you in connection with your obligations hereunder. You may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor. The Corporation shall be responsible for all fees generated by such legal counsel in connection with your obligations hereunder.

This instrument shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. It is understood and agreed that references to “you” or “your” herein refer to the original Escrow Agent and to any and all successor Escrow Agents. It is understood and agreed that the Corporation may at any time or from time to time assign its rights under the Agreement and these Joint Escrow Instructions in whole or in part.

This Agreement shall be governed by and interpreted and determined in accordance with the laws of the State of California, as such laws are applied by the California courts to contracts made and to be performed entirely in California by residents of that state.

Very truly yours,

THE RUBICON PROJECT, INC.

By

[NAME AND TITLE]

GRANTEE:

ESCROW AGENT:

[NAME]

EXHIBIT B

INVESTMENT REPRESENTATION STATEMENT1

PARTICIPANT	:

COMPANY	:	THE RUBICON PROJECT, INC.

SECURITY	:	COMMON STOCK

AMOUNT	:

DATE	:

In connection with the receipt of the above-listed Securities, the undersigned Participant represents to the Company the following:

(a) Participant is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Participant is acquiring these Securities for investment for Participant’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(b) Participant acknowledges and understands that the Securities constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Participant’s investment intent as expressed herein. In this connection, Participant understands that, in the view of the Securities and Exchange Commission, the statutory basis for such exemption may be unavailable if Participant’s representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future. Participant further understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Participant further acknowledges and understands that the Company is under no obligation to register the Securities. Participant understands that the certificate evidencing the Securities shall be imprinted with any legend required under applicable securities laws and regulations.

(c) Participant is familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of the grant of Restricted Stock to Participant, the grant shall be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or

[1]	Note: This Exhibit B will only be relevant for Restricted Stock granted before the Issuer S-8 is filed, and then only until such time as a resale S-8 is filed. Once the resale S-8 has been filed, then the securities will as a general rule, no longer be treated as “restricted securities” within the meaning of Rule 144, although for affiliates they will be “control securities” under the same rule.

15(d) of the Securities Exchange Act of 1934, ninety (90) days thereafter (or such longer period as any market stand-off agreement may require) the Securities exempt under Rule 701 may be resold, subject to the satisfaction of the applicable conditions specified by Rule 144, including in the case of affiliates (1) the availability of certain public information about the Company, (2) the amount of Securities being sold during any three (3) month period not exceeding specified limitations, (3) the resale being made in an unsolicited “broker’s transaction”, transactions directly with a “market maker” or “riskless principal transactions” (as those terms are defined under the Securities Exchange Act of 1934) and (4) the timely filing of a Form 144, if applicable.

If the Company does not qualify under Rule 701 at the time of grant of Restricted Stock, then the Securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which may require (i) the availability of current public information about the Company; (ii) the resale to occur more than a specified period after the purchase and full payment (within the meaning of Rule 144) for the Securities; and (iii) in the case of the sale of Securities by an affiliate, the satisfaction of the conditions set forth in sections (2), (3) and (4) of the paragraph immediately above.

(d) Participant further understands that if all of the applicable requirements of Rule 701 or 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption shall be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 or 701 shall have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. Participant understands that no assurances can be given that any such other registration exemption shall be available in such event.

PARTICIPANT

Signature

Print Name

Date